SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2006

WESTSIDE ENERGY CORPORATION
(Exact name of registrant as specified in its Charter)

Nevada	0-49837	88-0349241
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3131 Turtle Creek Blvd., Suite 1300, Dallas, Texas	75219
Address of principal executive offices)	(Zip Code)

Registrant's telephone number,
including area code: 214/522-8990

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

    The information included in Item 2.01 of this Current Report on Form 8-K is also incorporated by reference into this Item 1.01 of this Current Report on Form 8-K.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

    On November 9, 2006, Westside Energy Production Company, L.P. (“Seller”), a wholly-owned subsidiary of Westside Energy Corporation (“Registrant"), entered into a binding purchase and sale agreement (the “Agreement”) with Cimmarron Gathering, LP (“Purchaser”) pursuant to which Seller agreed to sell to Purchaser Seller’s one-sixth interest (the “Interest”) in Tri-County Gathering, a pipeline system operated by Purchaser (the “Pipeline”). This pipeline is comprised of approximately 14 miles of gathering lines and three compression stations with approximately 2,500 horsepower of compression with pipeline capacity of approximately 20 million cubic feet per day. The sale of the Interest was also consummated on November 9, 2006. The purchase price for the Interest consisted of a cash sum of approximately $5.0 million, which was paid in its entirety at closing. The purchase price was the result of arms-length negotiations between the parties. The Agreement contains representations, warranties, indemnifications and other agreements believed by Registrant to be customary for transactions such as the one provided for by the Agreement. Other than for their relationship as co-owners of the Pipeline, prior to the consummation of the sale and purchase of the Interest, there were no material relationships between (a) Seller and Registrant, and their respective officers, directors, affiliates, associates, partners or shareholders, on the one hand, or (b) Purchaser and its officers, managers, affiliates, associates or partners, on the one hand.

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTSIDE ENERGY CORPORATION
(Registrant)
Date: November 13, 2006	By:	/s/ Douglas G. Manner
Douglas G. Manner,
Chief Executive Officer